Exhibit 23.3

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the registration of the additional shares of Upbound Group Inc.’s common stock under the Upbound Group, Inc. 2026 Long-Term Incentive Plan as set forth in the Registration Statement on Form S-8, of our report dated February 25, 2025, with respect to the consolidated financial statements of Upbound Group Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2025, filed with the Securities and Exchange Commission.

/s/ Ernst & Young, LLP

Dallas, Texas

June 3, 2026